Exhibit 99.1

Cano Announces Mid-Year Fiscal 2010 Reserves

FORT WORTH, Texas—(BUSINESS WIRE)—Cano Petroleum, Inc. (NYSE Amex:CFW) today announced the results of a mid-year Fiscal 2010 Reserves review as prepared by Haas Petroleum Engineering Services, Inc. (Haas), its new independent petroleum engineer. Haas prepared 100% of the reserves for the properties. The Company replaced approximately 300% of estimated mid-year 2010 fiscal year production of 197.5 MBOE at an estimated reserve replacement cost of $15.84/BOE (including extensions and discoveries, excluding asset sales and production, and capital expenditures of $9.4 million). Over a two-and-one-half-year period, Cano had an estimated reserve replacement cost of $16.30/BOE.

Haas estimates Cano’s proved oil and gas reserves at December 31, 2009 to be 43.0 MMBOE, of which Proved Developed reserves were 8.8 MMBOE, down 6.3% as compared to 10.1 MMBOE at June 30, 2009, including property sales (510.6 MBOE) and production (197.5 MBOE). Reserves by property are as follows:

(in MBOE)	FY 2009				Mid-Year 2010
Properties	PDP	PDNP	PUD	Proved	PDP	PDNP	PUD	Proved
Panhandle	3,440	—	25,433	28,873	2,462	383	20,990	23,835
Cato	1,858	530	13,582	15,970	1,095	724	13,216	15,035
Nowata	1,547	—	—	1,547	1,584	53	—	1,637
Davenport	744	565	—	1,309	685	507	—	1,192
Desdemona	147	1,251	—	1,398	419	888	16	1,323
Total	7,736	2,346	39,015	49,097	6,245	2,555	34,222	43,022

Proved reserves declined 10.9%, net of asset sales and production, to 43.0 MMBOE.  The majority of the reduction was due to a reduction in the PUD waterflood secondary to primary ratio at 15 of our 33 leases in the Panhandle Properties. All reserves associated with the Panhandle PUD reduction were reclassified into the probable reserve category. A divestiture at our Panhandle properties (containing 18 gas wells and one oil well) accounted for a reduction in PDP reserves of 510.6 MBOE.  The sale was closed in January 2010, with an effective date of December 31, 2009. Net of the PUD reclassification and asset sales at the Panhandle Properties, all other Proved reserves declined 2.1%.

The estimates above do not include the effects of the SEC’s final rule, “Modernization of Oil and Gas Reporting,” issued in December 2008.  This final rule is effective for annual reports on Forms 10-K for years ending on or after December 31, 2009.  Haas utilized pricing at December 31, 2009 of $79.39 per barrel of oil and $5.82 per mcf of gas.  Since early adoption of the final rule is prohibited, the final rule will be fully applied in the Company’s annual report on Form 10-K for the year ending June 30.

Oil reserves account for 77% (versus 79% at June 30, 2009) of Proved reserves and Proved Developed reserves account for 20% (versus 21% at June 30, 2009) of Proved reserves. Pre-tax PV-10 of our Proved reserves as of December 31, 2009 is $513.4 million (versus $471.3 million at June 30, 2009), of which $99.7 million is associated with Proved Developed reserves (versus $78.4 million at June 30, 2009).

The 593.0 MBOE of Extensions and Discoveries include newly identified behind-pipe opportunities at the Cato and Panhandle Properties.  Additionally, approximately 311 MBOE of previously categorized PDNP reserves at Desdemona were reclassified to PDP as we re-activated prior shut-in Duke Sand gas production.

Summary of Changes in Proved Reserves	MBOE
Reserves at June 30, 2009	49,097
Extensions and Discoveries	593
Producing Property Sales	(511)
Forecast Revisions	(5,959)
Estimated Production	(198)
Reserves at December 31, 2009	43,022

Reserve replacement is calculated by dividing the sum of reserve extensions, discoveries and acquisitions by production. Reserve replacement cost is calculated by dividing the sum of reserve extensions, discoveries and acquisitions by capital expenditures.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the midcontinent region of the United States. Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the American Stock Exchange under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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